SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant   /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Prospectus Statement
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    Interstate Bakeries Corporation
 ..............................................................................
              (Name of Registrant as Specified in its Charter)

                    Interstate Bakeries Corporation
 ..............................................................................
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ......................................................................

     2) Aggregate number of securities to which transaction applies:
        ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ......................................................................

     4) Proposed maximum aggregate value of transaction:
        ......................................................................

    *Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        .......................................................

     2) Form, Schedule or Registration Statement No.:
        .......................................................

     3) Filing Party:
        .......................................................

     4) Date Filed:
        .......................................................

                    INTERSTATE BAKERIES CORPORATION
                       12 East Armour Boulevard
                     Kansas City, Missouri  64111
                            (816) 561-6600
                          -------------------

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD SEPTEMBER 20, 1995
                          -------------------

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Interstate Bakeries Corporation (the "Company") will be held on September 20, 1995 at 10:00 a.m., at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202, for the following purposes:

     1. To elect three Class II Directors to serve a term of three years and until their successors shall be elected and qualified.

     2. To ratify the appointment of Deloitte & Touche as the independent auditors of the books and accounts of the Company for the fiscal year ending June 1, 1996.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 7, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid envelope is enclosed for that purpose. The prompt return of proxies will assure a quorum and save the Company the expense of further solicitation. If you attend the meeting, you may vote personally on all matters, and in that event, the proxy will not be voted.

                           By Order of the Board of Directors

                                 /s/ Ray Sandy Sutton

                                     Ray Sandy Sutton
                                     Corporate Secretary

August 21, 1995

                     INTERSTATE BAKERIES CORPORATION
                            _________________

                             PROXY STATEMENT
                            _________________

This Proxy Statement, which is being mailed to stockholders on August 21, 1995, is furnished in connection with the solicitation by the Board of Directors of Interstate Bakeries Corporation (the "Company") on proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on September 20, 1995, commencing at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202. Proxies will be voted for the items listed in the accompanying notice. A stockholder may revoke his or her proxy by delivering a written notice to the Corporate Secretary of the Company at any time prior to the voting or by attending the Meeting and voting the shares in person.

The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

The Board of Directors has fixed the close of business on August 7, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof, and only stockholders of record at the close of business on that date will be entitled to vote. On August 7, 1995, the Company had outstanding 36,582,667 shares of common stock, $.01 par value (the "Common Stock"), entitled to one vote per share.
A vote of a plurality of all shares of Common Stock present in person or by proxy at the Meeting is necessary for the election of directors and the ratification of the appointment of the independent auditors. Votes submitted as abstentions on any matter to be voted on at the Meeting will be counted as votes against such matter.

The Company's Annual Report on Form 10-K, including the financial statements and the financial statement schedules, as filed with the Securities and Exchange Commission for the fiscal year ended June 3, 1995, will be mailed, upon request, free of charge, to all persons who are record or beneficial holders of the Common Stock as of August 7, 1995. To obtain a copy of such report, written request should be made to the Company (Attention: Mr. Ray Sandy Sutton, Corporate Secretary) at 12 East Armour Boulevard, Kansas City, Missouri 64111.

                            SECURITY OWNERSHIP

Principal Stockholders

The following table sets forth information as of July 31, 1995, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.


                                           Amount
                                        Beneficially         Percentage
Name and Address                           Owned                Held
----------------                        ------------         ----------
VCS Holding Company                      16,923,077            46.26%
c/o Ralston Purina
Checkerboard Square
St. Louis, MO  63164

Harris Associates L.P.                    2,511,275             6.86
2 N. LaSalle - Suite 500
Chicago, IL  60602

Metropolitan Life Insurance Company       2,418,430             6.61
Mezzanine Investment Limited
 Partnership 8
1 Madison Avenue (10th Floor)
New York, NY  10010

Wellington Management                     2,010,550             5.50
75 State Street
Boston, MA  02109

Common Stock Owned by Management

The number of shares of Common Stock of the Company beneficially owned as of July 31, 1995, by the Directors, the Named Executive Officers (as defined below) and all Directors and Executive Officers as a group are set forth below:

                              Amount and Nature of
Name of Beneficial Owner      Beneficial Ownership      Percentage Held
------------------------      --------------------      ---------------
Charles A. Sullivan                 402,875 (1)              1.10%
G. Kenneth Baum                     204,606 (2)               *
Leo Benatar                           3,000                   *
E. Garrett Bewkes, Jr.                6,000                   *
Philip Briggs                         1,000                   *
Robert B. Calhoun, Jr.                1,366                   *
Frank E. Horton                       2,000                   *
Vincent J. Lupinacci                      -                   -
Ray Sandy Sutton                     39,819 (1)               *
H. L. Shetler                        81,720 (1)               *
Robert P. Morgan                     54,963 (1)               *
All Directors and Executive
 Officers as a Group(14 persons)    905,204 (1)              2.45
---------------------------
*Less than 1%



(1) Of the shares indicated, 165,000 (Mr. Sullivan), 35,000 (Mr. Sutton), 63,849 (Mr. Shetler), 47,500 (Mr. Morgan), and 394,019 (all Directors and Executive Officers as a group), are attributable to currently exercisable employee stock options.

(2) Mr. Baum is Chairman of the Board of George K. Baum Group, Inc. Mr. Baum is the majority stockholder of George K. Baum Group, Inc. Of the 204,606 shares indicated, 152,879 of such shares are held by George K. Baum Group, Inc. Mr. Baum may be deemed to beneficially own all 152,879 shares of Common Stock held by George K. Baum Group, Inc.

Based on its review of copies of Forms 3, 4 and 5 received by it, the Company believes that these forms were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934 with the exception of one Form 4 filed by Dr. Horton and one Form 4 filed by Metropolitan Life Insurance Company.

                          EXECUTIVE OFFICERS

Set forth below is the name, age and present principal occupation or employment and five year employment history of each executive officer of the Company. The executive officers of the Company serve at the pleasure of the Board of Directors. The business address of each person listed below is 12 East Armour Boulevard, Kansas City, Missouri 64111. None of the executive officers is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

                                 Present Principal Occupation or Employment
Name and Age                          and Five Year Employment History
------------                     ------------------------------------------
Charles A. Sullivan, 60         Chairman of the Board of the Company since
                                May 1991, President (until January 1995) and
                                Chief Executive Officer of the Company and
                                Interstate Brands Corporation ("Brands") for more than one year prior thereto, director of the Company since August 1989.

Vincent J. Lupinacci, 43        President and Chief Operating Officer of
                                the Company and Brands since January 1995;
                                formerly Vice President - Sales and Marketing for Sara Lee Meat Group, both domestic and international, from July 1992 to January 1995;
                                Vice President - Sales for Pepsi Cola Company for more than two years prior thereto.

Ray Sandy Sutton, 57            Vice President, Corporate Secretary and
                                General Counsel of the Company and Brands for more than the past five years.

H.L. Shetler, 62                Executive Vice President - Bread Division of
                                Brands for more than the past five years.

Robert P. Morgan, 39            Executive Vice President - Cake Division of
                                Brands since February 1992; Vice President of
                                Sales - Cake Division of Brands for more than two years prior thereto.

Timothy W. Cranor, 43          Senior Vice President - Purchasing of Brands
                               since July 1995; formerly Executive Vice
                               President for Cereal Food Processors Inc.
                               for more than the past five years.

Mark D. Dirkes, 47             Vice President - Corporate Marketing of
                               Brands for more than the past five years.

John F. McKenny, 45            Vice President and Corporate Controller of
                               the Company and Brands for more than the past five years.

Paul E. Yarick, 56             Vice President and Treasurer of the Company
                               and Brands for more than the past five years.

                           ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Directors in each such class are elected for three year terms, with each class standing for election in a different year. At the Meeting, three Class II Directors will be elected to serve until the third succeeding Annual Meeting of the stockholders of the Company. Proxies may not be voted for more than three persons in the election of Class II Directors at the Meeting. Philip Briggs, Robert B. Calhoun, Jr. and Frank E. Horton, the current Class II Directors of the Company, have been nominated for re-election.

The following table sets forth certain information with respect to the three nominees, the Class III Directors (whose terms expire in 1996) and the Class I Directors (whose terms expire in 1997). None of the directors is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

Name and Age                 Information About Directors
------------                 ---------------------------
Class II Directors
------------------
Philip Briggs, 67            Chairman of the Board of Empire Blue Cross
                             Blue Shield since July 1993; Chairman of the
                             Board and Chief Executive Officer of Empire
                             Blue Cross Blue Shield from July 1993 to August
                             1993; formerly Vice-Chairman and director of Metropolitan Life Insurance Company for more than three years prior thereto; director of Trizec
                             Corporation. Mr. Briggs became a director of the Company in August 1991.

Robert B. Calhoun, Jr., 52   President of the Clipper Capital Corporation
                             since January 1994; Chief Executive Officer of the Clipper Group, L.P., from January 1991 to
                             December 1993; Managing Director of The First
                             Boston Corporation for more than one year prior thereto; director of American Medical Holdings, Inc. Mr. Calhoun became a director of the Company in May 1991.


Frank E. Horton, 56          President, The University of Toledo for more than
                             the past five years; member of the Advisory Board of Northwest Ohio Society Bank & Trust. Dr.
                             Horton became a director of the Company in September 1992.

Class III Directors (Term expires in 1996)
-----------------------------------------

G. Kenneth Baum, 65          Chairman of the Board of George K. Baum Group,
                             Inc., an investment company, from May 1994 to present; Chairman of the Board of George K.
                             Baum & Company from 1982 until May 1994;
                             director of H & R Block, Inc., Sealright Co.,
                             Inc. and Unitog Company. Mr. Baum became a director of the Company in April 1988.

E. Garrett Bewkes, Jr., 68   Consultant and Chairman of a number of
                             PaineWebber mutual funds for more than the past five years; director of PaineWebber Group, Inc. and Napro Bio-Pharmaceutical, Inc. Mr.
                             Bewkes became a director of the Company in August 1991.

James R. Elsesser, 51        Vice President and Chief Financial Officer of
                             Ralston Purina Company for more than the past five years. Mr. Elsesser became a director of the Company in July 1995.

Class I Directors (Term expires in 1997)
------------------------------------------
Leo Benatar, 65              Chairman of the Board and President of Engraph,
                             Inc. (a subsidiary of Sonoco Products Company since October 1993) for more than the past five years; Chairman and director of Federal Reserve
                             Bank of Atlanta; director of Riverwood
                             International Corp., Mohawk, Inc., Aaron Rents,
                             Inc. and Sonoco Products Company. Mr. Benatar became a director of the Company in August 1991.

Charles A. Sullivan, 60      Chairman of the Company since May 1991, President
                             (until January 1995) and Chief Executive Officer of the Company and Brands for more than two years prior thereto; director of UMB Bank, n.a., and Sealright Co., Inc. Mr. Sullivan became a director of the Company in August 1989.

William P. Stiritz, 6l       Chairman of the Board, Chief Executive Officer
                             and President of Ralston Purina Company for more than the past five years; Chairman of the Board of Ralcorp Holdings, Inc.; director of Angelica
                             Corporation, Boatmen's Bancshares, Inc.,
                             Reinsurance Group of America, Inc., the May
                             Dept. Stores Company and Ball Corporation.
                             Mr. Stiritz became a director of the Company in July 1995.


During the 1995 fiscal year, the Board of Directors held five meetings plus two telephonic meetings. All directors attended more than 75% of the Board of Directors' meetings.

Committees of the Board

The Board of Directors has appointed an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee") to assist in handling the various functions of the Board.

The Audit Committee members are Leo Benatar, Philip Briggs and E. Garrett Bewkes, Jr. Mr. Benatar serves as Chairman of the Audit Committee. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the auditors and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties. The Audit Committee held two meetings during the 1995 fiscal year. All members of the Audit Committee attended the meetings.

The Compensation Committee members are E. Garrett Bewkes, Jr., G. Kenneth Baum and Frank E. Horton. Mr. Bewkes serves as Chairman of the Compensation Committee. The Compensation Committee recommends to the full Board of Directors remuneration arrangements for senior management and directors, and determines the number and terms of options (the "Stock Options") granted under the Company's 1991 Stock Option Plan. The Compensation Committee held two meetings during the 1995 fiscal year. All members of the Compensation Committee attended the meetings.

Directors' Compensation

Directors who are not salaried employees of, or consultants to, the Company are entitled to an annual retainer of $24,000 plus $2,000 for each Board Meeting attended. In addition, directors who are members of committees of the Board of Directors and who are not salaried employees of, or consultants to, the Company are entitled to receive $1,000 for each committee meeting attended that is not conducted on the same day as a meeting of the full Board of Directors and $750 for each committee meeting attended that is conducted on the same day as a meeting of the full Board of Directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer, employee or a former officer or employee of the Company or any of its subsidiaries during the last fiscal year.

                          COMMON STOCK PERFORMANCE

The graph set forth below compares the yearly percentage change in cumulative stockholder return of the Company's Common Stock since July 24, 1991 (the date the Company completed its initial public offering of Common Stock) against the cumulative return of the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Food Index ("S&P Food Index") covering the same time period. The graph is based on $100 invested on July 24, 1991, in the Company's Common Stock, the S&P 500 and the S&P Food Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.


                                 PERFORMANCE GRAPH


                        7/24/91   5/30/92   5/29/93   5/28/94   6/3/95
                        -------   -------   -------   -------   ------

Interstate Bakeries      l00.00     95.59    111.09     81.30   102.76
S&P 500 Index            100.00    l09.54    122.26    127.46   153.19
S&P Food Index           100.00    101.67    106.61    105.90   133.55

                              EXECUTIVE COMPENSATION

The Compensation Committee consists of three outside directors. The Compensation Committee recommends to the full Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee approves and monitors compensation guidelines for the Company's other executive officers as recommended by the Chief Executive Officer. The Compensation Committee's report for fiscal 1995 is set forth below.

Compensation Committee Report

The Compensation Committee believes that it is in the best interest of the stockholders for the Company to attract, maintain and motivate top quality management personnel, especially its executive officers, by offering a competitive compensation package that maintains an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Compensation Committee is to integrate (i) reasonable levels of annual base salary, (ii) annual incentive bonus awards based upon achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded and (iii) stock option grants, to ensure that management has a continuing stake in the long-term success of the Company in return of value to its stockholders.

The Compensation Committee recognizes that it must retain base salary levels commensurate with other comparable companies in the food industry with whom the Company competes for management personnel (the "Comparable Companies"). However, the Compensation Committee believes that the compensation program for its executive officers and key management personnel should be primarily based upon performance. Therefore, base salaries for executive officers and other key management personnel are maintained at a level slightly below the mid-range level of such base salaries at the Comparable Companies. The Compensation Committee utilizes external salary surveys to establish base salaries in reference to the Comparable Companies. In addition to the external salary surveys, the individual executive's level of responsibility, prior experience, breadth of knowledge and overall skills are factors considered by the Compensation Committee in recommending base salaries for each individual executive officer or key manager. Base salaries are adjusted annually to reflect the operating performance of the Company for the preceding fiscal year and average increases among the Comparable Companies. Additional adjustments to reflect changes in the market or in individual responsibilities may be appropriate from time to time.

All executive officers and key management personnel of the Company are eligible to receive cash incentive bonuses under the Company's Incentive Compensation Plan. Incentive bonus awards are based upon the Company achieving certain operating cash flow objectives. The Chief Executive Officer submits proposed minimum, target and maximum operating cash flow objectives to the Board of Directors for approval. Annual incentive bonus payments are calculated based on a formula which compares the Company's actual operating cash flow levels achieved to the objectives approved by the Board of Directors. Payments range from zero to 200% of target bonus amounts for the Chief Executive Officer and the divisional and corporate officers and zero to 150% for bakery management.

Awards of Stock Options comprise the third element of the compensation program for executive officers and key management personnel. The Compensation Committee believes the Company's executive officers and key management personnel should have a stake in the Company's ongoing success through stock ownership.

The value of the Stock Options is related directly to the market price of the Common Stock and thus to the long-term performance of the Company. The exercise price (the "Exercise Price") of Stock Options granted to employees is the fair market value of the Common Stock on the date of grant. The Compensation Committee has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of the Company's 1991 Stock Option Plan. The 1991 Stock Option Plan is designed to reward the executives for long-term results. The executives' potential to receive value from Stock Options will occur only if the Company's stock price increases above the Exercise Price. The number of Stock Options granted to any individual executive is generally based upon that executive's level of responsibility.

The Compensation Committee utilizes the same factors and criteria to recommend the compensation for the Chief Executive Officer as it does for all executives of the Company. Mr. Sullivan's minimum base salary of $400,000 is established under the terms of an Employment Agreement (the "Employment Agreement") with the Company, but the Board of Directors has discretion to set his base salary at an amount greater than the minimum. Although the Compensation Committee does specifically discuss the Chief Executive Officer's contributions toward achieving the overall Company performance results, there are no unique criteria applied to the compensation of the Chief Executive Officer that are not also applied to other key executives and managers of the Company.

Mr. Sullivan's fiscal 1995 compensation was determined in accordance with the Company's compensation policy which provides that executive compensation levels will be higher in years in which performance goals are achieved or exceeded. Incentive compensation is based on operating cash flow objectives defined with minimum, target and maximum operating cash flow goals. Fiscal 1995 performance was within the range of goals, therefore, Mr. Sullivan was eligible for an incentive bonus for fiscal 1995.

New Section 162(m) of the Internal Revenue Code of 1986 imposes a $1 million cap on the deductibility of compensation to certain executive officers of public companies. The Compensation Committee is studying the cap and intends to take the necessary steps to conform the compensation policies of the Company to comply.

                                         Compensation Committee

                                     E. Garrett Bewkes, Jr., Chairman
                                            G. Kenneth Baum
                                            Frank E. Horton

Summary Compensation Table

The following table sets forth information concerning compensation received by (i) the Chief Executive Officer of the Company as of June 3, 1995 and (ii) the four other most highly compensated executive officers of the Company as of June 3, 1995, whose annual compensation exceeded $100,000 for the fiscal year ended June 3, 1995 ((i) and (ii) collectively the "Named Executive Officers"). The Company does not currently award stock appreciation rights, restricted stock or other long-term incentive compensation (other than Stock Options) under its executive compensation program.
                                                      Long-Term    All Other
                                                     Compensation Compensation
Name and Principal        Fiscal                     ------------ ------------
     Position              Year  Salary $   Bonus $   Options (#)   ($)  (1)
------------------        ------ --------  --------  ------------ ------------
Charles A. Sullivan (3)    1995  $453,846  $192,830      75,000     $12,000
 Chairman of the Board     1994   400,000      -         40,000      14,501
 and Chief Executive       1993   400,000   180,190      25,000      30,000
 Officer

Vincent J. Lupinacci       1995   100,961    62,500      50,000      75,048(2)
 President and Chief       1994      -         -            -           -
 Operating Officer         1993      -         -            -           -

Ray Sandy Sutton           1995   137,063    85,738      20,000      12,000
 Vice President,           1994   132,042      -          5,000      10,563
 Corporate Secretary       1993   128,000    56,757       5,000      13,857
 and General Counsel

H. L. Shetler              1995   143,298   141,476      35,000      12,000
 Executive Vice President  1994   134,415    31,184      20,000      12,007
 Bread Division            1993   130,000   111,836       5,000      18,138

Robert P. Morgan           1995   123,562    17,148      25,000      11,256
 Executive Vice President  1994   113,911      -         17,500       9,113
 Cake Division             1993   110,000    37,696       5,000      11,077

(1) The amounts represent contributions by the Company to the Company's Retirement Income Plan for the benefit of each executive, excluding the amount described in (2) below.

(2) Mr. Lupinacci was employed by the Company on January 9, 1995. In conjunction with his employment, Mr. Lupinacci was paid a relocation bonus of $65,000.

(3) The Employment Agreement provides that Mr. Sullivan will serve as Chairman of the Board of the Company and Chief Executive Officer of the Company and Brands. The Employment Agreement, which is automatically renewed on May 31 of each year unless terminated by the Company and Brands or Mr. Sullivan, further provides that Mr. Sullivan will receive a minimum annual salary of $400,000 and will be eligible for an annual bonus, each to be determined by the Board of Directors.

In the event Mr. Sullivan's employment with the Company is terminated without his consent, the Employment Agreement limits Mr. Sullivan's ability to compete with the Company and provides for full salary and benefits for a period of two years from the date of such termination and a lump sum payment equal to the aggregate annual bonuses paid to Mr. Sullivan for the two most recent fiscal years prior to such termination.

Stock Options

The following two tables set forth information for the last completed fiscal year relating to (i) the grant of Stock Options to the Named Executive Officers and (ii) the exercise and appreciation of Stock Options held by the Named Executive Officers.

               OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 3, 1995

                                 Percent of Total                            Potential Realizable
                         (#)      Options Granted    Exercise                Value of Stock Price
                       Options     to Employees      or Base      Expiration   Appreciation (2)
Name                   Granted        in FY       Price($/sh)(1)     Date        5%        10%
--------------------   -------   ---------------- --------------  ----------  --------  --------
Charles A. Sullivan    35,000         4.84%           $12.500      10/09/04   $275,141  $697,262
                       40,000         5.53             14.375      04/30/05    361,614   916,402
Vincent J. Lupinacci   30,000         4.15             14.000      01/08/05    264,136   669,372
                       20,000         2.77             14.375      04/30/05    180,807   458,201
Ray Sandy Sutton       10,000         1.38             12.500      10/09/04     78,612   199,218
                       10,000         1.38             14.375      04/30/05     90,404   229,101
H. L. Shetler          15,000         2.07             12.500      10/09/04    117,918   298,827
                       20,000         2.77             14.375      04/30/05    180,807   458,201
Robert P. Morgan       15,000         2.07             12.500      10/09/04    117,918   298,827
                       10,000         1.38             14.375      04/30/05     90,404   229,101


(1) All Stock Options were granted at an Exercise Price equal to the fair market value of the underlying Common Stock on the date of grant. The Stock
Options become exercisable one year after the date of grant.

(2) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the annual rate shown (compounded annually) from the date of option grant until the end of the 10-year option term. There can be no assurance that the potential realizable values shown in the table will be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND OPTION VALUES AT JUNE 3, 1995

                                                Number of Unexercised      Value of Unexercised
                                                  Options at Fiscal        In-The-Money Options
                        Shares                        Year-end             at Fiscal Year-end (1)
                      Acquired On    Value    --------------------------  -------------------------
     Name              Exercise     Realized  Exercisable  Unexercisable  Exercisable Unexercisable
----------------      -----------  ---------- -----------  -------------  ----------- -------------
Charles A. Sullivan        -        $    -      165,000       75,000       $ 38,750       $84,375
Vincent J. Lupinacci       -             -          -         50,000           -           23,750
Ray Sandy Sutton         5,000       64,675      35,000       20,000            625        23,750
H. L. Shetler              -             -       63,849       35,000        224,910        36,875
Robert P. Morgan           -             -       47,500       25,000         24,688        34,375



(1) The value of unexercised, in-the-money options is the difference between the Exercise Price of the options and the fair market value of the Company's
Common Stock at June 3, 1995 ($14.625).

                            CERTAIN TRANSACTIONS

Management Loans

The Company in 1988 established a loan program to enable certain members of management to purchase shares of Common Stock and the Company's previously outstanding $12.00 Cumulative Exchangeable Redeemable Preferred Stock. The loans are payable on demand, bear interest at the rate of 3% per annum and are secured by a pledge of Common Stock owned. None of the loans is in default. In connection with the Company's initial public offering of Common Stock on July 24, 1991, the $12.00 Cumulative Exchangeable Redeemable Preferred Stock was redeemed and the loan program was terminated. Loan balances due from executive officers have been paid with the exception of the amounts as of June 3, 1995, for executive officers; Mark D. Dirkes-$44,000; John F. McKenny-$64,000; Robert P. Morgan-$41,000.

Other Matters

The Company pays fees and reimburses related expenses in respect of investment advisory services rendered to the Company by George K. Baum & Company. G. Kenneth Baum, a director of the Company, served as Chairman of the Board of George K. Baum & Company from 1982 through May 1984. G. Kenneth Baum is presently Chairman of the Board of George K. Baum Group, Inc., a corporation unaffiliated with George K. Baum & Company. In connection with the acquisition of Continental Baking Company ("CBC") by the Company, George K. Baum & Company received a fee of $700,000 for providing investment advisory services to the Company.

Mr. Leo Benatar, who is a director of the Company, is Chairman of the Board and President of Engraph, Inc. Engraph, Inc. manufactures graphic items for various uses. The Company has purchased truck decals from Engraph, Inc. in the past and will continue to do so. During fiscal 1995, the Company purchased approximately $128,000 worth of truck decals from Engraph, Inc. The Company purchases such decals from a variety of sources to ensure that such purchases are made at competitive prices.

Mr. William P. Stiritz and Mr. James R. Elsesser were appointed to the Board of the Company upon the consummation of the acquisition of CBC by the Company. Mr. Stiritz is the Chairman of the Board, Chief Executive Officer and President of Ralston Purina Company ("RPC") and Mr. Elsesser is Vice President and Chief Financial Officer of RPC. Pursuant to the terms of the Purchase Agreement, the Company and RPC entered into a Transition Services Agreement and two Lease Agreements upon the consummation of the acquisition. Pursuant to the terms of the Transition Services Agreement, RPC is providing to the Company certain data processing services at no charge and other services at RPC's cost. Pursuant to the terms of the two Lease Agreements, RPC is leasing to the Company certain headquarters and research and development facilities in St. Louis, Missouri, for a period of up to one year and two years, respectively, at no charge. However, the Company may incur incidental costs in connection with these Lease Agreements. The Company believes all such charges are at rates equal to or better than those that would be available from unaffiliated third parties.

                            THE ACQUISITION

On April 12, 1995, the Company entered into a Sale and Purchase Agreement by and among the Company, Interstate Brands Corporation ("Brands") and RPC, VCS Holding Company ("VCS") and CBC (the "Purchase Agreement").

On July 21, 1995, the Company held a Special Meeting of Stockholders pursuant to which the Stockholders approved, among other things, the acquisition of CBC by the Company for the payment to RPC of $220,000,000 in cash and the issuance of 16,923,077 shares of the Common Stock of the Company. The acquisition of CBC by the Company pursuant to the terms of the Purchase Agreement was consummated on July 22, 1995 and on July 24, 1995, CBC was merged with and into Brands pursuant to Delaware law.

RPC and VCS acquired the 16,923,077 shares of the Common Stock of the Company (the "IBC Equity") pursuant to the terms of a Shareholder Agreement dated July 22, 1995. The Shareholder Agreement restricts the ability of RPC and VCS to influence or control the Company, acquire additional shares of the Common Stock of the Company or transfer the IBC Equity. The Company has a right of first offer for the IBC Equity under certain circumstances. The Company has granted RPC and VCS five demand registration rights to facilitate RPC and VCS divesting that number of shares of the IBC Equity necessary so that they own no more than 14.9% of the total outstanding shares of the Common Stock of the Company on the fifth anniversary date of the Shareholder Agreement.

The Purchase Agreement, Shareholder Agreement, other ancillary agreements thereto and the acquisition are described in the Proxy Statement of the Company dated June 20, 1995, relating to the Special Meeting of Stockholders held on July 21, 1995.

                            APPOINTMENT OF AUDITORS

Stockholders are asked to ratify the appointment of Deloitte & Touche as independent auditors of the books and accounts of the Company for the fiscal year ending June 1, 1996.

Representatives of Deloitte & Touche plan to attend the Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


           SUBMISSION OF STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

Proposals of stockholders intended to be present at the 1996 Annual Meeting must be made in compliance with all Securities and Exchange Commission rules and regulations and be received by the Corporate Secretary, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111, no later than April 25, 1996, in order to be included in the agenda.

Management is not aware of any matters to come before the Meeting other than those referred to in the Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that the proxies solicited hereby will be voted thereon in accordance with the judgment of the person voting such proxies.

                                   By Order of the Board of Directors

                                        /s/ Ray Sandy Sutton

                                            Ray Sandy Sutton
                                            Corporate Secretary

                           INTERSTATE BAKERIES CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints PAUL E. YARICK, RAY SANDY SUTTON and LINDA
L. THOMPSON, in the order named, as proxies (each with the power to act alone and with power of substitution) to vote, as directed below, all shares of common stock of INTERSTATE BAKERIES CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, September 20, 1995, at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below        / / WITHHOLD AUTHORITY
        (except as marked to the                 to vote for all nominees
        contrary below)

        Philip Briggs,  Robert B. Calhoun Jr.,  Frank E. Horton

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

-----------------------------------------------------------------------

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE as independent auditors of the Company for the fiscal year ending June 1, 1996.

         / / FOR               / / AGAINST               / / ABSTAIN

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

              (to be signed and dated on reverse side.)

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR ratification of the appointment of Deloitte & Touche as auditors of the Company. The Board of Directors recommends a vote FOR proposals 1 and 2.

Please sign exactly as name appears below.

                              DATED                            , 1995
                                    ---------------------------


                              ---------------------------------------
                                          (Signature)


                              ---------------------------------------
                                          (Signature)


                              Please sign here exactly as name appears to the left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Each joint owner or trustee should sign the proxy.

                              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                              CARD PROMPTLY USING THE ENCLOSED ENVELOPE.